ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-178960
Dated June 11, 2012

UBS AG $● Commodity Contingent Buffer Enhanced Notes
Linked to a Basket of Corn, Brent Crude Oil and Palladium Futures Contracts due on or about June 27, 2013

Investment Description

UBS AG Commodity Contingent Buffer Enhanced Notes (the “Notes”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) with returns linked to the performance of an equally weighted basket (the “underlying basket”) of futures contracts on Corn, Soybeans and Wheat (each such futures contract, a “basket commodity” and collectively, the “basket commodities”). The return on the Notes at maturity is based on the performance of the underlying basket. If the final basket level is equal to or greater than the barrier level, UBS will repay your principal amount at maturity plus pay a return equal to the greater of the 5.25% contingent minimum return and the basket return, up to a maximum return of 15%. However, if the final basket level is less than the barrier level, you will be fully exposed to the decline of the underlying basket and UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative basket return. You will not receive interest during the term of the Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. These Notes are suitable for investors with a bullish view on the basket commodities. The contingent minimum return feature applies only if you hold the Notes to maturity. Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Features	Key Dates*

☐

Contingent Minimum Return With Participation in the Positive Performance of the Underlying Basket Up to the Maximum Return: At maturity, UBS will pay you the principal amount of the Notes plus a minimum return of 5.25% as long as the final basket level of the underlying basket is greater than or equal to the barrier level on the final valuation date (a decline of 20% as measured from the trade date to the final valuation date). The Notes provide for the participation in any positive performance of the underlying basket above the 5.25% contingent minimum return up to a maximum return of 15%. If the final basket level is less than the barrier level, you will be fully exposed to the negative performance of the underlying basket.

☐

Contingent Repayment of Principal: The contingent minimum return feature also provides for the contingent repayment of your principal at maturity. If you hold the Notes to maturity and the final basket level is greater than or equal to the barrier level, UBS will pay you at least your principal amount plus the contingent minimum return. If the final basket level is below the barrier level, your investment will be fully exposed to any negative basket return and, in that case, UBS will pay less than your principal amount, if anything, resulting in a loss proportionate to the negative basket return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Trade Date	June 15, 2012
Settlement Date	June 20, 2012
Final Valuation Date**	June 24, 2013
Maturity Date**	June 27, 2013

*

In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

**	Subject to postponement in the event of a market disruption event as described in “Market Disruption Events” on page 16 of this free writing prospectus.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-15 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering Commodity Contingent Buffer Enhanced Notes linked to an equally weighted basket of futures contracts on Corn, Brent Crude Oil and Palladium. The return on the Notes is subject to, and will not exceed, the predetermined maximum return.

Basket Commodities (Component Weighting)	Contingent Minimum Return	Maximum Return	Maximum Payment at Maturity per Note	Initial Basket Level	Barrier Level	CUSIP	ISIN

Corn futures contract (1/3)
Soybeans futures contract (1/3)	5.25%	15%	$1,150	100	80	902674JB7	US902674JB75
Wheat futures contract (1/3)

See ‘‘Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG

Per Note	$1,000	$10	$990

Total	$●	$●	$●

(1) Certain fiduciary accounts will pay a purchase price of $990 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.

(2) JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10 per $1,000 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and a currency and commodity supplement for the various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

s	Product supplement dated January 13, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

s	Currency and commodity supplement dated January 11, 2012
http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

s	Prospectus dated January 11, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, ‘‘Notes’’ refer to the Commodity Contingent Buffer Enhanced Notes that are offered hereby, unless the context otherwise requires. Also, references to the ‘‘product supplement’’ mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement’’ mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to ‘‘accompanying prospectus’’ mean the UBS prospectus titled ‘‘Debt Securities and Warrants,’’ dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 8 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

s	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

s	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying basket.

s	You believe the underlying basket will appreciate over the term of the Notes and that the appreciation is unlikely to exceed an amount equal to the maximum return of 15%.

s	You understand and accept that your potential return is limited to the maximum return and you are willing to invest in the Notes based on the maximum return indicated on the cover hereof.

s	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the underlying basket.

s	You do not seek current income from your investment.

s	You are willing to hold the Notes to maturity, a term of approximately 53 weeks, and accept that there may be little or no secondary market for the Notes.

s	You fully understand the risks associated with commodity futures contracts generally, and corn, oil and palladium futures contracts specifically.

s

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

s	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

s	You require an investment designed to guarantee a full return of principal at maturity.

s	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying basket.

s

You believe that the level of the underlying basket will decline during the term of the Notes and is likely to be below the barrier level on the final valuation date, or you believe the underlying basket will appreciate over the term of the Notes by more than the maximum return of 15%.

s	You seek an investment that has unlimited return potential without a cap on appreciation.

s	You are unwilling to invest in the Notes based on the maximum return indicated on the cover.

s	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.

s	You seek current income from this investment.

s	You are unable or unwilling to hold the Notes to maturity, a term of approximately 53 weeks, or you seek an investment for which there will be an active secondary market.

s	You do not fully understand the risks associated with commodity futures contracts generally, and corn, oil and palladium futures contracts specifically.

s	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, Jersey Branch

Principal Amount	$1,000 per Note

Term

Approximately 53 weeks. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

Underlying Basket

The Notes are linked to an equally weighted basket consisting of futures contracts on (i) Corn, (ii) Brent Crude Oil and (iii) Palladium (each, a “basket commodity” and collectively, the “basket commodities”).

Component Weightings	With respect to the futures contracts on: (i) Corn: 1/3, (ii) Brent Crude Oil: 1/3 and (iii) Palladium: 1/3.

Contingent Minimum	5.25%
Return

Maximum Return	15%

Payment at Maturity (per Note)	If the final basket level is greater than or equal to the barrier level, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × the greater of: (a) the contingent minimum return and (b) the basket return, subject to the maximum return)

If the final basket level is less than the barrier level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return:

$1,000 + ($1,000 x basket return)

If the final basket level is less than the barrier level, the contingent minimum return feature is lost, and you will be fully exposed to any decline in the final basket level as compared to the initial basket level. As a result, you may lose some or all of your initial investment at maturity.

Basket Return	Final Basket Level – Initial Basket Level

Initial Basket Level

Initial Basket Level	Set equal to 100 on the trade date.

Final Basket Level	The basket closing level on the final valuation date.

Basket Closing Level	On the final valuation date, the basket closing level will be calculated as follows:

100 x [1 + (Corn return x 1/3) + (Brent Crude Oil return x 1/3) + (Palladium return x 1/3)], where the return for each basket commodity is equal to the commodity return of the respective basket commodity.

Commodity Return	With respect to each basket commodity, the percentage change from the respective initial commodity price to the respective final commodity price, calculated as follows:

Final Commodity Price – Initial Commodity Price

Initial Commodity Price

Initial Commodity Price	With respect to each basket commodity, the Closing Price for such basket commodity on the trade date, as determined by the calculation agent.

Final Commodity Price	With respect to each basket commodity, the Closing Price for such basket commodity on the final valuation date, as determined by the calculation agent.

Closing Price

With respect to Corn, on any trading day, the Closing Price is the official settlement price per bushel on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. dollars, as made public by the CBOT (Bloomberg Ticker: “C 1” <Comdty>), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “C 2” <Comdty>) will be used.

With respect to Brent Crude Oil, on any trading day, the Closing Price is the official settlement price per barrel of Brent Blend Crude Oil on the IntercontinentalExchange’s ICE Futures Europe (“ICE”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE (Bloomberg Ticker CO1 <Comdty>), provided that if such date falls within the notice period for delivery of Brent Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) will be used.

With respect to Palladium, on any trading day, the Closing Price is the official afternoon palladium fixing per troy ounce gross of unallocated palladium bullion for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as set by the four members the LPPM during the afternoon Palladium price fixing which starts at 2:00 p.m. London, England time, on such day and displayed on Bloomberg quote “PLDMLNPM” or any successor page.

Barrier Level	80

Final Valuation Date

June 24, 2013, unless the calculation agent determines that a market disruption event (as set forth under “Market Disruption Events” on page 16 of this free writing prospectus) has occurred or is continuing with respect to any basket commodity on any such day. In no event however, will the final valuation date for any basket commodity be postponed by more than 10 business days. See “Market Disruption Events” on page 16 of this free writing prospectus.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Determining Payment at Maturity

The initial commodity price for each basket commodity is observed.

The initial basket level, maximum return and barrier level are set.

The final commodity price for each basket commodity is determined on the final valuation date and the basket return is calculated.

If the final basket level is greater than or equal to the barrier level, UBS will pay you an amount in cash equal to:
$1,000 + ($1,000 × the greater of: (a) the contingent minimum return and (b) the basket return, subject to the maximum return)

If the final basket level is less than the barrier level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return:

$1,000 + ($1,000 x basket return)

If the final basket level is less than the barrier level, the contingent minimum return feature is lost, and you will be fully exposed to any decline in the final basket level as compared to the initial basket level. As a result, you may lose some or all of your initial investment at maturity.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples of How the Notes Might Perform at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 53 weeks
Principal Amount:	$1,000 per Note
Initial Basket Level:	100
Barrier Level:	80
Contingent Minimum Return:	5.25%
Maximum Return:	15%

*	Actual terms to be set on the trade date. The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Example 1: The Final Basket Level is 110 (a Basket Return of 10%).

Because the basket return of 10% is greater than the contingent minimum return of 5.25% but less than the maximum return of 15%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the basket return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × basket return) =
$1,000 + ($1,000 × 10%)
= $1,100

Investor would receive $1,100 at maturity for each Note for a total return on the Notes equal to the basket return of 10%.

Example 2: The Final Basket Level is 130 (a Basket Return of 30%).

Because the basket return of 30% is greater than the maximum return of 15%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the maximum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × maximum return) =
$1,000 + ($1,000 × 15%)
= $1,150

Investor would receive $1,150 at maturity for each Note for a total return on the Notes equal to the maximum return of 15%.

Example 3: The Final Basket Level is 85 (a Basket Return of -15%).

Because the basket return of -15% is less than the contingent minimum return of 5.25%, the investor would receive at maturity the principal amount of each Note plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the contingent minimum return.

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × contingent minimum return) =
$1,000 + ($1,000 × 5.25%)
= $1,052.50

Investor would receive $1,052.50 at maturity for each Note for a total return on the Notes equal to the contingent minimum return of 5.25%.

Example 4: The Final Basket Level is 50 (a Basket Return of -50%).

Because the basket return of -50% is less than the barrier level of 80, at maturity, the investor will receive the principal amount of each Note reduced by the product of (i) the principal amount multiplied by the (ii) basket return:

At maturity, the investor will receive a cash payment per Note equal to:

principal amount + (principal amount × basket return) =
$1,000 + ($1,000 × -50%)
= $500

Investor would receive $500 at maturity for each Note, for a loss on the Notes equal to -50% (the basket return).

If the final basket level is less than the barrier level, UBS will not pay you the contingent minimum return and your principal will be fully exposed to any decline in the underlying basket resulting in a loss on your investment that is proportionate to the negative basket return. As a result, you may lose some or all of your principal at maturity.

Hypothetical Return Table of the Notes at Maturity

The hypothetical return table below is based on the following assumptions*:

Term:	Approximately 53 weeks
Principal Amount:	$1,000 per Note
Initial Basket Level:	$100
Barrier Level:	80
Contingent Minimum Return:	5.25%
Maximum Return:	15%

*	Actual terms to be set on the trade date. The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Basket Return	Payment at Maturity per Note	Total Return of Note at Maturity
200.00	100.00%	$1,150.00	15.00%
150.00	50.00%	$1,150.00	15.00%
140.00	40.00%	$1,150.00	15.00%
130.00	30.00%	$1,150.00	15.00%
120.00	20.00%	$1,150.00	15.00%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.25	5.25%	$1,052.50	5.25%
105.00	5.00%	$1,052.50	5.25%
100.00	0.00%	$1,052.50	5.25%
95.00	-5.00%	$1,052.50	5.25%
85.00	-15.00%	$1,052.50	5.25%
80.00	-20.00%	$1,052.50	5.25%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0	-100.00%	$0.00	-100.00%

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the ‘‘Risk Factors’’ section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

s

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes. If the basket return is negative, UBS will repay you the principal amount of your Notes in cash only if the final basket level is greater than or equal to the barrier level and will only make such payment at maturity. If the final basket level is below the barrier level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying basket from the trade date to the final valuation date.

s

The contingent repayment of principal applies only at maturity — The contingent repayment of your principal is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final basket level is above the barrier level. You should be willing to hold your Notes to maturity.

s

The contingent minimum return only applies if you hold the Notes to maturity - You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the return you realize may not reflect the full economic value of the contingent minimum return or the Notes themselves, and may be less than the return of the underlying basket at the time of sale even if such return is positive and does not exceed the maximum return. You can only receive the full benefit of the contingent minimum return and earn the potential maximum return from UBS if you hold the Notes to maturity.

s

Your growth potential is limited — The Notes do not offer full participation in any positive appreciation of the underlying basket. The Notes allow for participation in any positive basket return that exceeds the contingent minimum return only up to the predetermined maximum return of 15%. In no event will the return on your Notes be greater than the maximum return. Since the maximum payment amount on the Notes is capped, you will not benefit from a positive basket return in excess of an amount equal to the predetermined maximum return. As a result, the return on an investment in the Notes may be less than the return on a hypothetical direct investment in the underlying basket.

s	No interest payments — UBS will not pay any interest with respect to the Notes.

s

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

s

Potential credit rating downgrade — According to public news sources, at least one nationally recognized statistical rating agency intends to reduce credit ratings of many financial institutions, including UBS. These potential reductions, which follow downgrades by other nationally recognized statistical rating agencies may adversely affect our economic prospects and therefore our ability to repay the Notes. In addition, any potential reductions in our credit ratings may adversely affect the market value of the Notes.

s

The formula for calculating the payment at maturity of the Notes will not take into account all developments in the basket commodities — Changes in the market prices for the basket commodities during the term of the Notes before the final valuation date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial basket level on the trade date and the final basket level on the final valuation date. No other levels will be taken into account. As a result, you may lose some or all of your investment even if the level of the underlying basket has appreciated at certain times during the term of the Notes before declining to a basket closing level that is below the initial basket level on the final valuation date.

s

Investments related to the price of the basket commodities may be more volatile than traditional securities investments — The price of the basket commodities are subject to variables that may be less significant to the prices of traditional securities such as stocks and bonds, and where the return on such securities is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices than on traditional securities. These additional variables may create additional investment risks that may cause the price of the basket commodities to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates and cause the value of the Notes to be more volatile than the prices of traditional securities.

s

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Notes may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

s

The Notes do not offer direct exposure to physical commodities — The Notes will reflect the return on commodity futures contracts, not the return on the physical commodities underlying such commodity futures contracts. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the underlying commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on physical commodities.

s

The Notes are not regulated by the Commodity Futures Trading Commission — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Notes” below. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Notes thus does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

s

The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the settlement price of the basket commodities on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

	s	the volatility, frequency and magnitude of changes in the price of the basket commodities;

	s	supply and demand trends for the basket commodities or the physical commodities underlying the basket commodities;

	s	the time to maturity of the Notes;

	s	interest and yield rates in the market generally;

	s	supply and demand for the Notes, including inventory positions held by UBS Securities LLC. or any other market maker;

	s	a variety of economic, financial, political, regulatory, geographical, meteorological and judicial events; and

	s	the creditworthiness of UBS.

s

Historical performance of the basket commodities should not be taken as an indication of its future performance of the basket commodities during the term of the Notes — It is impossible to predict whether the price of any of the basket commodities will rise or fall. The basket commodities will be influenced by complex and interrelated political, economic, regulatory, financial, geographical, meteorological and other factors. Moreover, the underlying basket to which the Notes are linked does not have a recognized market value and no historical performance data is available. The Closing Prices of the basket commodities will determine the level of the underlying basket.

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Legal and regulatory risks — Legal and regulatory changes could adversely affect the settlement prices of the basket commodities. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the settlement prices of the basket commodities, but any such action could cause unexpected volatility and instability in precious metals markets with a substantial and adverse effect on the performance of the underlying basket and, consequently, on the value of the Notes.

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Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the Notes and the amounts payable on your Notes — Commodity futures contracts such as the basket commodities are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the CFTC to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the basket commodities, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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Owning the Notes is not the same as owning the commodities or certain other related contracts directly — The return on your Notes will not reflect the return you would realize if you actually purchased the basket commodities or the physical commodities underlying the basket commodities, or exchange-traded or over-the counter instruments based on the commodities. You will not have any rights that holders of such assets or instruments have.

s

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall. There can be no assurance that the final basket level will rise above the initial basket level. The level of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket commodities that comprise the underlying basket. You should be willing to accept the risks of owning commodities and commodity futures contracts in general and the basket commodities in particular, and the risk of losing some or all of your initial investment.

s

Changes in the prices of the basket commodities may offset each other — The return on the Notes is linked to a weighted basket comprised of the basket commodities. While the prices of some basket commodities may increase over the term of the Notes, the prices of other basket commodities may not increase during the term of the Notes as much or may even decline. Therefore, in determining whether the final basket level of the underlying basket is less than the barrier level and in calculating the basket return and the payment at maturity on the Notes, increases in the prices of one or more of the basket commodities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket commodities.

s

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the underlying basket, and therefore, the value of the Notes.

s

Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying basket and, as a result, the market value of the Notes, and any payments you may receive in respect of the Notes.

Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of underlying basket and, as a result, the market value of the Notes.

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The Notes may be subject to certain risks specific to Corn as a commodity — Because the Notes are linked, in part, to the performance of the price of the first nearby month futures contract for #2 Yellow Corn (or, if the day on which the price is determined falls within the notice period for delivering of Corn under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract), we expect that generally the market value of the Notes will depend in part on the market price of Corn. The price of Corn is primarily affected by the global demand for, and supply of, Corn. The demand for corn is in part linked to the development of industrial and energy uses for Corn. This includes the use of Corn in the production of ethanol. The demand for Corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for Corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for Corn might decrease. The supply of Corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of Corn. In addition, technological advances could lead to increases in worldwide production of Corn and corresponding decreases in the price of Corn.

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The Notes may be subject to certain risks specific to Brent Crude Oil as a commodity — The Notes are linked, in part, to the performance of futures contracts on the underlying physical commodity Brent Crude Oil. Brent Crude Oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

s	changes in the level of industrial and commercial activity with high levels of energy demand;

s	disruptions in the supply chain or in the production or supply of other energy sources;

s	price changes in alternative sources of energy;

s	adjustments to inventory;

s	variations in production and shipping costs;

s	costs associated with regulatory compliance, including environmental regulations; and

s	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways and may offset or enhance the effect of another factor.

s

Futures contracts on Brent Crude Oil are the benchmark crude oil contracts in European markets — Because futures contracts on Brent Crude Oil are the benchmark crude oil contracts in European markets, the underlying basket will be affected by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the underlying basket and, therefore, the Notes.

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The Notes may be subject to certain risks specific to Palladium as a commodity — The Notes are linked, in part, to the performance of futures contracts on Palladium. The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the Notes. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds. Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the Notes. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a renewed decline in the global automotive industry may impact the price of palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries.

s

The settlement price of the Palladium may be determined by the London Platinum and Palladium Market (“LPPM”), and there are certain risks relating to the price being determined by the LPPM — Your Notes are linked, in part, to the performance of palladium, which is a precious metal. On the final valuation date, your payment at maturity will be based, in part, on the price of the palladium, which will be determined by reference to fixing levels reported by the LPPM. The LPPM is a self-regulatory association of platinum and palladium market participants. If the LPPM should cease operations, or if palladium trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected. The LPPM is a principals’ market that operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LPPM has no obligation to consider your interest in calculating or revising the official palladium fixing.

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There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

s

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the settlement price of the basket commodities and the expected settlement price volatility of the basket commodities; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.

s

Impact of fees on the secondary market price of the Notes –Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

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There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on the Note offering at maturity as well as determine whether the barrier level has been breached. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a basket commodity has occurred or is continuing on a day when the calculation agent will determine the final basket level. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Note offering and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

s

The business activities of UBS or its affiliates may create conflicts of interest — UBS and its affiliates may engage in business related to the basket commodities that are not for the account of holders of the Notes or on their behalf. These trading activities might present a conflict between the holders’ interest in the Notes and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

s

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket to which the Notes are linked.

s

You must rely on your own evaluation of the merits of an investment linked to the basket commodities — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the basket commodities. These views are sometimes communicated to clients who participate in precious metals markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in precious metals market may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in precious metals markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the precious metals markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future settlement prices of the basket commodities.

s

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See ‘‘What Are the Tax Consequences of the Notes’’ beginning on page 13.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Notes.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ‘‘Supplemental U.S. Tax Considerations—Non-Currency Linked Notes that it Would be Reasonable to Treat as Derivative Contracts”‘ beginning on page PS-49 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Accordingly, the tax treatment of the Notes is uncertain. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory, change or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying basket. If your Notes are so treated, you should generally not accrue any income with respect to the Notes prior to sale, exchange or maturity of the Notes and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should be long-term if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ on page PS-50 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Notes in which case, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term gain or loss. Alternatively, some or all of the long-term gain on your Notes might be subject to tax under the special tax rate for “collectibles”, which currently is up to 28%.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special ‘‘constructive ownership rules’’ of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations-Non-Currency Linked Notes that it Would be Reasonable to Treat as Derivative Contracts’’ on page PS-49 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals (and to the extent provided in future regulations when finalized, entities) that own “specified foreign financial assets” in excess of certain thresholds may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Historical Information

The information in the three charts below and on the next page reflects the historical Closing Price of the first nearby futures contracts for Corn, Brent Crude Oil and Palladium, stated in U.S. dollars, as reported by Bloomberg Professional® service (“Bloomberg”) for each day in the period from June 7, 2002 through June 7, 2012. As of June 7, 2012, the Closing Prices of first nearby futures contracts on Corn, Brent Crude Oil and Palladium were 658.50, 99.73 and 613.00, respectively. The historical performance of the price of each basket commodity should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of any basket commodity on any given day in the future.

Your payment at maturity will be based on the performance of an equally weighted basket consisting of futures contracts on Corn, Brent Crude Oil and Palladium. An increase in the price of a basket commodity will have a positive impact on the basket return. Conversely, a decrease in the price of a basket commodity will have a negative impact on the basket return. Price movements in the basket commodities may not correlate with each other, and increases in the price of one or more of the basket commodities may be moderated, or more than offset, by lesser increases or declines in the price of the other basket commodities.

Historical Performance of Corn

Historical Performance of Brent Crude Oil

Historical Performance of Palladium

Market Disruption Events

With respect to each basket commodity, the calculation agent will determine the initial commodity price on the trade date and the final commodity price on the final valuation date. The date of determination of the initial commodity price or final commodity price (in each case, the “determination date”) may be postponed for a basket commodity, and thus the determination of the initial basket level or the final basket level (as the case may be) may be delayed, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the basket commodity (any such basket commodity affected by a non-trading day or a market disruption event, a “disrupted basket commodity”). If such postponement occurs, the initial commodity price or final commodity price for the disrupted basket commodity may be determined by the calculation agent by reference to the Closing Price of the disrupted basket commodity on the first business day on which no market disruption event has occurred or is continuing for such basket commodity, as determined by the calculation agent. In no event, however, will a determination date with respect to a basket commodity be postponed by more than eight business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the Closing Price for each disrupted basket commodity that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the initial commodity price or the final commodity price, as applicable, for such disrupted basket commodity.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, the final valuation date and the maturity date as it deems appropriate.

A “market disruption event” for a particular basket commodity will not necessarily be a market disruption event for another basket commodity. If, on the originally scheduled determination date, no market disruption event with respect to a particular basket commodity occurs or is continuing, then the determination of the Closing Price for such basket commodity will be made on the originally scheduled determination date, irrespective of the occurrence of a market disruption event with respect to one or more of the other basket commodities.

Notwithstanding the occurrence of one or more market disruption events with respect to a basket commodity, the calculation agent may waive its right to postpone the determination date with respect to such basket commodity if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the Closing Price of the basket commodity.

Any of the following will be a market disruption event, as determined by the calculation agent:

s

the failure of Bloomberg to announce or publish the Closing Price for such basket commodity, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;

s	the official settlement price is not published for such basket commodity;

s

a material suspension, absence or limitation of trading in such basket commodity on its relevant exchange, or in option contracts relating to such basket commodity in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

s

such basket commodity or option contracts relating to such basket commodity do not trade on what was, on the trade date, the relevant exchange for the basket commodity or the related exchange for those options;

s

the relevant exchange for such basket commodity or the related exchange or quotation system, if any, for option contracts relating to such basket commodity fails to open for trading during its regular trading session;

s

the permanent discontinuation or disappearance of trading in a basket commodity or option contracts relating to such basket commodity or the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in such basket commodity or the option contracts relating to such basket commodity;

s	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant settlement official price of such basket commodity;

s	the occurrence since the trade date of a material change in the content, composition or constitution of a basket commodity; or

s

any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for such basket commodity on its relevant exchange or effect transactions in, or obtain market values for option contracts related to such Commodity on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on such basket commodity by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

s

any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes.

The following events will not be market disruption events:

s

a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

s	a decision to permanently discontinue trading in the option contracts relating to a basket commodity.

For this purpose, an “absence of trading” in the related exchange for option contracts related to a basket commodity, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in a basket commodity or option contracts related to a basket commodity, if available, by reason of any of:

s	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

s	an imbalance of orders, or

s	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to (i) Corn, the CBOT or any successor thereto, (ii) with respect to Brent Crude Oil, the ICE or any successor thereto, and (iii) with respect to Palladium, LPPM or any successor thereto. With respect to any successor commodity (as defined under “Discontinuation of Trading of a Basket Commodity on Its Relevant Exchange; Alternative Method of Calculation” on page 18 of this free writing prospectus), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

Discontinuation of Trading of Basket Commodity on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of a basket commodity discontinues trading in such basket commodity, the calculation agent may replace such basket commodity with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued basket commodity (such replacement commodity futures contract will be referred to herein as a “successor commodity”), then the final commodity price will be determined by reference to the official settlement price of such successor commodity at the close of trading on such relevant exchange for such successor commodity on the final valuation date as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Notes.

If the relevant exchange discontinues trading in a basket commodity or the physical delivery of the physical commodity underlying a basket commodity (an “underlying commodity”) prior to, and such discontinuation is continuing on, the final valuation date and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, the final valuation date, then the calculation agent will determine the final commodity price for such basket commodity or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued basket commodity, the final commodity price for such basket commodity will be the settlement price that the calculation agent determines to be fair and commercially reasonable under the circumstances on the date following the final valuation date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in a basket commodity may adversely affect the value of the Notes.

If at any time the method of calculating the final commodity price of a basket commodity or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such final commodity price does not, in the opinion of the calculation agent, fairly represent the value of such basket commodity or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the final valuation date for such basket commodity or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for such basket commodity or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Notes.

Supplemental Plan of Distribution

We will agree to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.